Exhibit 23.4

Stalwart Tankers Inc

etc

March 04, 2014

Dear Sir/Madam:

Reference is made to the registration statement on Form F-1 (the “Registration Statement”) and the prospectus contained therein (the “Prospectus”) of Stalwart Tankers Inc. (the “Company”) relating to the registration under the Securities Act of 1933, as amended, and the public offering of common shares, par value $0.01 per share, of the Company.

We hereby consent to all references to our name in the Prospectus and the use of the information supplied by us set forth in the sections of the Prospectus entitled “Prospectus Summary—Industry Highlights”, “The International Chemical Tanker Shipping Industry”, “Business—Industry Highlights” and “Glossary of Shipping Terms”.

We further advise you that our role has been limited to the provision of such statistical data supplied by us. With respect to such statistical data, we advise you that:

(1) We have accurately described the international chemical tanker shipping industry;

(2) Certain information in our database is derived from estimates or subjective judgments; and

(3) The information in the data bases of other maritime data collection agencies may differ from the information in our database.

We hereby consent to the filing of this letter as an exhibit to the Company’s Registration Statement to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the reference to our firm in the section of the Prospectus entitled “Experts.”

Yours sincerely,

Nigel Gardiner
Group Managing Director
Drewry Shipping Consultants Ltd.

LONDON | DELHI | SINGAPORE | SHANGHAI

Drewry Shipping Consultants, 15-17 Christopher Street, London EC2A 2BS, United Kingdom

t: +44 (0) 20 7538 0191   f: +44 (0) 20 7987 9396   e: enquiries@drewry.co.uk

Registered in England No. 3289135 Registered VAT No. 830 3017 77

www.drewry.co.uk